Exhibit 10.1

GT Solar International, Inc.
243 Daniel Webster Highway
Merrimack, NH 03054, U.S.A.
Phone:	603 883 5200
Fax:	603 595 6993
E-Mail:	info@gtsolar.com

July 29, 2008

Mr. Matthew E. Massengill

3 Upper Vintage

Laguna Niguel, CA 92677-9202

Dear Matt:

On behalf of GT Solar International, Inc. (“GT Solar”), I wish to convey our appreciation for your decision to join the Board of Directors of GT Solar.  We are very excited about our growth opportunities, and are pleased that you have decided to help us reach our objectives.

According to its bylaws, the business and affairs of GT Solar shall be managed by or under the direction of the Board of Directors.  Our bylaws also state that Directors shall be elected annually and shall hold office until the next annual meeting.

The Board of Directors will meet on a regular basis, approximately four times each year, in addition to the Annual Meeting.  Special meetings may be called periodically by the Chairman of the Board or the President and CEO of GT Solar, Thomas Zarrella.

Your compensation as a director will be $30,000 per year, payable quarterly in advance.  In addition, you shall be eligible for additional fees in conjunction with your service on committees of the Board of Directors.   A fee schedule outlining the fees for service on the Board and various committees is attached as Exhibit A.  All Board fees are subject to an aggregate cap of $75,000 annually per Board member.  You shall also be eligible for reimbursement for reasonable and customary food, travel and lodging expenses incurred by you in connection with your service as a member of the Board.

As part of your Board membership, you will receive 17,000 restricted stock units, 8,500 of which will vest on the first anniversary of the grant and the remaining 8,500 of which will vest on the second anniversary of the grant.  However, the restricted stock units shall vest for only so long as you serve as a member of the Board.

Notwithstanding the foregoing, in the event of the termination of your service as a result of a change in control of GT Solar, the restricted stock units shall vest according to the following schedule: (i) if the termination occurs on or before the one year anniversary of your joining the Board, 8,500 of the restricted stock units shall vest, and (ii) if the termination occurs during the 12 months immediately following the one year anniversary of your joining the Board, the remaining 8,500 restricted stock units shall vest.  Finally, any grant to you shall be subject to the terms of a Restricted Stock Unit Agreement which shall be furnished upon issuance of the grant.

To confirm compliance with the requirements of Sarbanes-Oxley and NASDAQ listing rules, this offer letter is conditioned upon your providing to GT Solar a completed copy of the Directors and Officers Questionnaire, a copy of which is enclosed, and GT Solar’s acceptance of your responses to the questionnaire.

We are truly excited about the prospect of your joining our Board.  I am confident that your work will prove instrumental in helping us build a world-class company.  Please confirm your acceptance by executing the enclosed copies of this letter and the enclosed Confidentiality Agreement, retaining one of each for your records, and returning one copy of each to GT Solar, attention Edwin L. Lewis, in the envelope provided. As always, please feel free to contact me should you wish to discuss any aspect of your service on GT Solar’s Board of Directors.

Sincerely,

/s/J. Bradford Forth

J. Bradford Forth
Chairman

cc: Edwin L. Lewis

Accepted:

/s/Matthew E. Massengill
Matthew E. Massengill

Date:	September 11, 2008